                                                                Exhibit 11(a)(1)

N-CSR EXHIBIT FOR ITEM 11(a)(1): CODE OF ETHICS


                                 CODE OF ETHICS


                                JULIUS BAER FUNDS

                                       AND

                        JULIUS BAER INVESTMENT MANAGEMENT

                               SEPTEMBER 30, 2004

                                 CODE OF ETHICS

I.   INTRODUCTION

A.   GENERAL PRINCIPLES

          This Code of Ethics ("Code") establishes rules of conduct for "Access Persons" (as defined in Attachment A) of each of the entities comprising the Julius Baer Family of Funds(1) ("JB Funds") and Julius Baer Investment Management, LLC. ("JBIM"). The Code is designed to govern the personal securities activities of Access Persons, prevent Access Persons from engaging in fraud, and require reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

          As a general matter, in connection with personal securities transactions, Access Persons should always place the interests of Advisory Clients first to ensure that all personal securities transactions are conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or abuse of a Access Person's position of trust and responsibility; and not take inappropriate advantage of their positions.

B.   APPLICATION

     1. GENERAL: This Code applies to all Access Persons (as defined in Attachment A) of the JB Funds and JBIM.

     2. NON-INTERESTED TRUSTEES/DIRECTORS: This Code applies to Non-Interested Trustees/Directors. However, a Non-Interested Trustee/Director shall not be required to comply with Sections IV.A. and IV.E-1. of this Code(2) with respect to a personal securities transaction involving a Covered Security (as defined in Attachment A) UNLESS such Non-Interested Trustee/Director, at the time of the personal transaction, knew, or in the ordinary course of fulfilling his or her official duties as a Trustee/Director of a JB Fund should have known, that during the 15-day period immediately preceding the date of the Trustee/Director's personal transaction in the Covered Security, a JB Fund purchased or sold the same Covered Security or such Covered Security was being considered for purchase or sale by a Fund or its investment adviser.

        Certain provisions of the Code do not apply to Non-Interested Trustees/Directors who are Access Persons solely because they are Trustees or Directors of the JB Funds. Specifically, the following provisions of the Code do not apply to the Non-Interested Trustees/Directors who are Access Persons solely by reason of their being Trustees/Directors of the JB Funds: (i) the reporting of initial, quarterly and annual disclosure of personal securities holdings; (ii) restrictions relating to black-out periods, short-term trading, investments in limited offerings and initial public offerings; and (iii) restrictions regarding service as a director of a publicly-traded or privately held company.

        Restrictions in the Code on short-term trading in shares of the JB Funds by Access Persons also shall not apply to the Non-Interested Trustees/Directors who are Access Persons solely as a result of their being Trustees/Directors of the JB Funds.

     3. INTERESTED TRUSTEES/DIRECTORS: This Code also applies to Interested Trustees/Directors. An Interested Trustee/Director, unlike a Non-Interested Trustee/Director as described above in Section I.B.2., shall be required to comply with Sections IV.A. and IV.B. of this Code with respect to a personal securities transaction involving a Covered Security. If a Trustee/Director is designated as an Interested Trustee/Director solely because of his or her prior business relationship with the JB Funds or JBIM (i.e., is not "Investment Personnel", as defined in Attachment A), or due to a direct or indirect "Beneficial Interest" (as defined in Attachment A) in any security issued by JBIM or its parent company, the Interested Trustee/Director shall only be required to comply with the provisions of this Code relating to (a) Quarterly Transaction Reports; and (b) Initial and Annual Holdings Reports (as described in Sections IV.B. and D.). Moreover, the provisions of this Code regarding (i) restrictions on black-

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(1) The JB Funds are comprised of various corporate entities currently consisting of Julius Baer Global Equity Fund Inc., Julius Baer Global High Yield Bond Fund (US), Julius Baer International Equity Fund, and Julius Baer Total Return Bond Fund.
(2) Sections IV.A. and IV.B. generally relate to the requirement to pre-clear personal trades, provide duplicate brokerage confirmations and statements and provide quarterly transaction reports.

        out periods and short-term trading; (ii) restrictions on investments in limited offerings and initial public offerings; and (iii) restrictions regarding services as a director of a publicly-traded or privately held company, shall not apply.

        Restrictions in the Code on short-term trading in shares of the JB Funds by Access Persons shall not apply to an Interested Trustee/Director solely because of such Trustee's/Director's PRIOR business relationship with the JB Funds or JBIM (I.E., is not "Investment Personnel", as defined in Attachment A), or due to a direct or indirect "Beneficial Interest" (as defined in Attachment A) in any security issued by JBIM or its parent company.

     4. FUNDS SUB-ADVISED BY JBIM: This Code does not apply to the directors, officers and general partners of funds for which JBIM serves as a sub-adviser.

     5. CONFLICTS WITH OTHER CODES: To the extent this Code conflicts with any code of ethics or other code or policy to which an Access Person is also subject, this Code shall control. Notwithstanding the foregoing, if the other code of ethics is more restrictive than this Code, such other code of ethics shall be controlling, provided that (i) the Compliance Officer determines that the other code should be controlling and (ii) notifies the Access Person in writing of that determination.

II.  RESTRICTIONS

A.   BLACKOUT PERIODS FOR PERSONAL TRADES

     1. PENDING TRADE: No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership (as defined in Attachment A) on a day during which an Advisory Client has a pending "buy" or "sell" order in that same Covered Security until that order is executed or withdrawn unless the Access Person's trade is a De Minimis Trade. (See Section III.C. of the Code.)

     2. SEVEN-DAY BLACKOUT: No portfolio manager of an Advisory Client, or Access Person linked to that portfolio manager by the Compliance Officer, shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership within seven (7) calendar days before or after the Advisory Client's trade in that Covered Security is executed, unless the Access Person's trade is a De Minimis Trade.

B.   PRE-CLEARANCE OF PROPOSED PERSONAL TRANSACTIONS

     Except for exempt transactions specified in Sections II.D., III.A. and III.B.1 all purchases or sales (including the writing of an option to purchase or sale) of a Covered Security in which an Access Person (or a member of his or her immediate family) has or will have a beneficial ownership interest must be pre-cleared with the Compliance Officer or his or her designee.

     In addition, all trades in shares of the JB Funds and funds sub-advised by JBIM in which any Access Person (or member of his or her immediate family) has or will have a beneficial ownership interest, other than exempt transactions specified in Section II. D, must be pre-cleared with the Compliance Officer or his or her designee. Access persons must receive written approval for such transactions from Legal and Compliance five (5) days prior to submitting an order. Requests for approval of a transaction in fewer than five (5) days will be made on a case by case basis as determined in the discretion of the Legal and Compliance Department.

     In instances where there might be a conflict of interest when trading with a broker-dealer (E.G., a relative of the trader or portfolio manager that works at the broker-dealer), the trader or portfolio manager should disclose the relationship/potential conflict of interest to the Head of Legal and Compliance of JBIM and obtain approval of the Head of Legal and Compliance before trading with that broker-dealer.

C.   INITIAL PUBLIC OFFERING AND LIMITED OFFERING

     No Access Person shall acquire directly or indirectly any securities in an initial public offering for his or her personal account except initial public offerings of registered investment companies. (As noted above, this provision does not apply to Non-Interested Trustees/Directors or Interested
Trustees/Directors who are not also Investment Personnel.)

     No Access Person shall acquire directly or indirectly securities in a "limited offering" (which are sometimes also referred to as "private placements") except after receiving pre-clearance, as specified in Section IV.A. hereof. In all such instances, the Access Person shall provide the Compliance Officer with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person's activities on behalf of Advisory Clients). The Compliance Officer may not approve any such transaction unless he or she determines, after consultation with other investment advisory personnel of JBIM such as its Chief Investment Officer, that Advisory Clients have no reasonably foreseeable interest in purchasing such securities.

    For this purpose, a "limited offering" means an offering that is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) or 4(6) thereof, or pursuant to Regulation D thereunder. (As noted above, this provision does not apply to Non-Interested Trustees/Directors or to Interested Trustees/Directors who are not also Investment Personnel.) Access Persons who have been authorized to acquire and have acquired securities in a "limited offering" must disclose that investment to the Compliance Officer and the Chief Investment Officer prior to, and explain that the disclosure is being made is in connection with, the Access Person's subsequent consideration of an investment in the issuer by an Advisory Client.

D.   SHORT-TERM TRADING

     1. COVERED SECURITIES: No Access Person shall profit from the purchase and sale, or sale and purchase, of the same Covered Security of which such Access Person has a beneficial ownership within 60 calendar days. The 60 calendar days will be calculated from the date of the most recent transaction. Subject to Section IV. below, any profit realized from a trade in violation of this provision shall be paid to JBIM, which shall, in turn, donate that amount to a charitable organization.

     2. JB FUNDS SHARES: No Access Person (or member of his or her immediate family) shall purchase and sell or sell and purchase shares of the same JB Fund or fund sub-advised by JBIM (see Attachment I for a list of mutual funds sub-advised by JBIM) (of which such Access Person has a beneficial ownership) within a 60 day calendar period. The 60 calendar days will be calculated from the date of the most recent transaction.

        Further, no Access Person (or member of his or her immediate family) shall exchange shares of one JB Fund or fund sub-advised by JBIM (with respect to which such Access Person has a beneficial ownership interest) for shares of another JB Fund or fund sub-advised by JBIM (with respect to which such Access Person has a beneficial ownership interest) within a 60 day calendar period. The 60 calendar days will be calculated from the date of the most recent transaction.

     3. EXEMPT TRANSACTIONS: None of the above-specified restrictions on short-term trading in shares of the JB Funds or funds sub-advised by JBIM shall apply to the following transactions:

        a. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control (for example, blind trusts or discretionary accounts where the Access Person and the investment advisor agree in writing to abide by these restrictions in a manner approved by the Compliance Officer);

        b. Purchases or sales that are non-volitional on the part of the Access Person;

        c. Purchases that are effected as part of an automatic dividend reinvestment plan, an automatic investment plan, a payroll deduction plan or program (including, but not limited to, automatic payroll deduction plans or programs and 401(k) plans or programs (both employee initiated and/or employer matching)), an employee stock purchase plan or program, or other automatic stock purchase plans or programs; or

        d. Sales that are part of an automatic withdrawal plan or program, including loans, withdrawals and distributions from 401(k) plans or programs.

     4. RETURN OF PROFITS: Subject to Section IV. below, any profit realized by an Access Person from prohibited short-term trading in shares of the JB Funds or funds sub-advised by JBIM shall be returned to the relevant JB Fund or sub-advised fund.

     5. PRE-CLEARANCE OF TRANSACTIONS IN JB FUNDS' SHARE: In addition, Access Persons will be required by the Code to pre-clear with the Compliance Officer or his or her designee all trades made in shares of any JB

            Funds or funds sub-advised by JBIM with respect to which they have (or a member of their Immediate Family) or will have a Beneficial Ownership interest (including shares owned through any 401(k) or other retirement plan), other than transactions that are not subject to the Code's restrictions on short-term trading. Access persons must receive written approval for such transactions from Legal and Compliance five (5) days prior to submitting an order. Requests for approval of a transaction in fewer than five (5) days will be made on a case by case basis as determined in the discretion of the Legal and Compliance Department.

            For exchanges of JB Fund shares held through the JBIM 401(k) plan, pre-Clearance requests must include the current and the post-trade actual ownership percentages for each Fund affected rather than the employee contribution allocations.

E.   GIFTS

     The gift provisions below apply to officers and employees of JBIM.

     1. ACCEPTING GIFTS: On occasion, because of their positions with JBIM or the JB Funds, employees may be offered, or may receive without notice, gifts from clients, brokers, vendors or other persons affiliated with such entities. Acceptance of extraordinary or extravagant gifts is not permissible. Any such gifts must be declined or returned in order to protect the reputation and integrity of JBIM and the JB Funds. Gifts of a nominal value (i.e., gifts whose reasonable aggregate value is no more than $100 a year), customary business meals, entertainment (e.g., reasonable sporting events) and promotional items (e.g., pens, mugs, T-shirts) may be accepted. Employees may not accept a gift of cash or a cash equivalent (e.g., gift certificates) in any amount.

     2. SOLICITATION OF GIFTS: Employees and officers of JBIM or the JB Funds may not solicit gifts or gratuities.

     3. GIVING GIFTS: Employees and officers of JBIM may not give any gift(s) with an aggregate value in excess of $100 per year to any person associated with any securities or financial organization, including exchanges, other NASD member organizations, commodity firms, news media, or clients of the firm.

F.   SERVICE AS A DIRECTOR

     No Access Person shall serve on the board of directors of any publicly-traded company or privately-held company without prior authorization from JBIM's Head of Legal and Compliance, based upon a determination that such board service would not be inconsistent with the interests of the Advisory Clients. In instances in which such service is authorized, the Access Person will be isolated from making investment decisions relating to such company through the implementation of appropriate "Chinese Wall" procedures established by the Head of Legal and Compliance. This restriction does not apply to non-profit, charitable, civic, religious, public, political, educational or social organizations.

G.   AMENDMENTS

     The limitations and restrictions specified in subsections C through F of this Section II may be modified only by Head of Legal and Compliance on a case-by-case basis. Each such modification shall be documented in writing by the Compliance Officer, including in particular the basis for the modification. If material, such modification must be approved by the Board of Directors of the JB Funds no later than six months after adoption of the change.

III. EXEMPT TRANSACTIONS

A.   EXCLUSIONS FROM DEFINITION OF COVERED SECURITY

For purposes of this Code, the term "Covered Security" (as defined in Attachment
A) shall not include the following:

                1. securities issued or guaranteed as to principal or interest by the Government of the United States or its instrumentalities;

                2.  bankers' acceptances;

                3.  bank certificates of deposit;

                4. commercial paper and high quality short term debt instruments (including repurchase agreements); and

                5. shares of registered open-end investment companies registered under the Investment Company Act of 1940, as amended (the "1940 Act") (other than an affiliated fund or fund sub advised by JBIM)

OPTIONS ON THE ABOVE-REFERENCED SECURITIES ARE CONSIDERED TO BE COVERED SECURITIES.

B.   TRADES EXEMPT FROM CERTAIN PROHIBITIONS AND REPORTING REQUIREMENTS

     The following items 1 through 4 are exempt from the prohibitions described in Section II, paragraphs "A" (pending trades and seven-day blackout) and "D" (the 60-day prohibition on short-term trading), as well as the requirements of
Section IV, paragraph "A" (pre-clearance) and "B" (quarterly reporting). However, the requirement of Section IV, paragraph "D" (annual disclosure of holdings), still applies.

                1. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control (for example, blind trusts or discretionary accounts where the Access Person and the investment advisor agree in writing to abide by these restrictions in a manner approved by the Compliance Officer);

                2. Purchases or sales that is non-volitional on the part of the Access Person or a Fund;

                3. Purchases that are effected as part of an automatic dividend reinvestment plan, an employee stock purchase plan or program or other automatic stock purchase plans or programs; or

                4. Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired.

C.   DE MINIMIS EXCEPTION

     A "De Minimis Trade" is a personal trade of a common stock then listed on the Standard & Poor's Composite Index of 500 Stocks (the "S&P 500") in a transaction involving no more than $10,000. De Minimis Trades are only excluded from the "Pre-Clearance" requirement of Section IV.A. and the "Pending Trade" and "Seven-Day Blackout" requirements of Section II.A.

IV.  COMPLIANCE PROCEDURES

A.   PRE-CLEARANCE REQUIREMENTS FOR ACCESS PERSONS

     1. GENERAL REQUIREMENT: Except for exempt transactions specified in Sections II.D., III.A. and III.B.1 through 4, 6 and 7, all purchases or sales (including the writing of an option to purchase or sale) of a Covered Security in which an Access Person (or a member of his or her immediate family) has or will have a beneficial ownership interest must be pre-cleared with the Compliance Officer or his or her designee. In addition, all trades in shares of the JB Funds and funds sub-advised by JBIM in which any Access Person (or member of his or her immediate family) has or will have a beneficial ownership interest, other than exempt transactions specified in Section II.D, must be pre-cleared with the Compliance Officer or his or her designee.

2. TRADE AUTHORIZATION REQUESTS: PRIOR TO ENTERING AN ORDER FOR A PERSONAL TRADE THAT REQUIRES PRE-CLEARANCE, THE ACCESS PERSON MUST COMPLETE A WRITTEN OR ELECTRONIC REQUEST FOR PRE-CLEARANCE PROVIDING THE FOLLOWING
     FORMATION:

            a. Name and symbol of security;

            b. Maximum quantity to be purchased or sold;

            c. Name of broker effecting the transaction; and

            d. Type of transaction (e.g. buy, sell, exchange, etc).

         The request must be submitted to the Compliance Officer (or his or her designee). After receiving the written or electronic request, the Compliance Officer (or his or her designee) will, as appropriate (a) review the information, (b) independently confirm whether there are any pending or unexecuted orders to purchase or sell the Covered Securities by an Advisory Client, and (c) as soon as reasonably practicable, determine whether to authorize the proposed securities transaction. No order for a securities transaction for which pre-clearance authorization is sought may be placed prior to the receipt of written or electronic authorization of the transaction by the Compliance Officer (or his or her designee). Verbal approvals are not permitted and may not be relied upon. Access Persons are solely responsible for their compliance with the Code. Pre-clearance should not be construed as an assurance that a personal securities transaction complies with all provisions of this Code.

3. REPRESENTATIONS AND WARRANTIES: In connection with each pre-clearance request, other than those with respect to transaction in shares of the JB Funds by portfolio managers, the Access Person shall make the following representations and warranties:

            a. He/she does not possess any material non-public information regarding the issuer of the security;

            b. To his/her knowledge, there are no pending trades in the security (or any derivative of it) by an Advisory Client;

            c. To his/her knowledge, the security (or any derivative of it) is not being considered for purchase or sale by any Advisory Client);

            d. If he/she is a portfolio manager or a person linked to a portfolio manager, none of the accounts managed by him/her (or such portfolio manager) has purchased or sold this security (or any derivatives of it) within the past seven (7) calendar days; and

            e. He/she has read the Code of Ethics within the prior twelve (12) months and believes that the proposed trade fully complies with the requirements of the Code.

4. DURATION OF PRE-CLEARANCE APPROVAL: Personal trades should be placed with a broker promptly after receipt of the pre-clearance approval so as to minimize the risk of potential conflict arising from a client trade in the same security being placed after the pre-clearance is given. The pre-clearance approval will expire at the open of business on the next trading day after which authorization is received. The Access Person is required to renew such pre-clearance if the pre-cleared trade is not completed before the authority expires. This restriction also applies to Limit Orders. With respect to trades in the JB Funds, the trade date may be the next trading day after pre-clearance is granted, due to the timing of processing transactions. In addition, the trade date on transactions processed through the mail may be different from the pre-clearance date.

5. EXECUTION OF TRADES AND COMMISSIONS: No personal trades may be placed or executed directly through the institutional trading desk of a broker-dealer that also handles any of JBIM's or its respective clients' trading activity. Only normal, retail brokerage relationships generally available to other similar members of the general public are permitted. Commissions on personal transactions may be negotiated, but payment of a commission rate that is lower than the rate available to retail customers through similar negotiations is prohibited.

B.   QUARTERLY REPORTING

1.   BROKERAGE STATEMENTS AND CONFIRMATIONS

       Every Access person and members of his or her Immediate Family (excluding Non-Interested Trustees/Directors and their Immediate Family members) generally must maintain their personal brokerage one of the following designated brokers: Charles Schwab & Co., TD Waterhouse and Merrill Lynch

       In order to control personal accounts in a timely and cost efficient manner, the firm has established electronic confirmation links with these designated brokers.

       Access person and members of his or her Immediate Family (excluding Non-Interested Trustees/Directors and their Immediate Family members) may seek written approval from the Head of Legal and Compliance before maintaining any brokerage accounts with a non-designated broker. If such approval is granted, the Access person must arrange for the Legal Department to receive DIRECTLY from any broker, dealer or bank that effects any securities transaction, duplicate copies of each confirmation for each such transaction and periodic statements for each brokerage account in which such Access Person has a beneficial ownership interest. This specifically includes brokerage statements and confirmations with respect to transactions involving shares of the JB Funds and funds sub-advised by JBIM. To assist in making these arrangements, the Legal Department will send a letter to each brokerage firm based on the information provided by the Access Person. Exceptions to this policy must be pre-approved by the Compliance Department. Brokerage confirms are not required to include any information relating to any security that is not a Covered Security as specified in Section III.A. or an exempt transaction specified in Sections II.D.3., III.B.1 through 4. Brokerage statements are not required to include any information relating to any security that is not a Covered Security specified in Section III.A. For example, an Access Person is not required to report any information concerning an account that is only able to effect trades in open-end mutual funds (except for trades effected in shares of the JB Funds or funds sub-advised by JBIM), other than on the annual holdings report required under Section IV.D.

2. QUARTERLY TRANSACTION REPORTS: In addition to providing the duplicate confirmations and periodic statements required by the preceding paragraph on a timely basis, every Access Person shall, on a quarterly basis, confirm the accuracy of the information previously provided to the Legal and Compliance Department in the format specified in Attachment C-1, as well as list any previously unreported transaction in which the Access Person acquired any direct or indirect beneficial ownership of a Covered Security (such as, for example, a private placement or limited offering that is not purchased through his or her brokerage account, securities acquired through a gift or inheritance, as well as De Minimis Trades) and shares of any JB Funds or funds sub-advised by JBIM.

            a. Reporting Deadline

               An Access Person must submit any report required by this Section IV.B. to the Compliance Officer no later than 30 days after the end of the calendar quarter in which the transaction occurred.

            b. Report Content

               The report must contain the following information with respect to each previously undisclosed securities transaction:

                      i. The date of the transaction, the title, the interest rate and the maturity date (if applicable), the number of shares, and the principal amount of each Covered Security or shares of a JB Fund or fund sub-advised by JBIM involved;

                      ii. The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

                      iii. The price of the Covered Security or shares of a JB
                           Fund or fund sub-advised by JBIM at which the transaction was effected;

                      iv. The name of the broker, dealer or bank with or through which the transaction was effected; and

                      v. The date that the report is submitted by the Access Person

               To the extent such information is not included in the duplicate confirmations, statements, periodic reports or other written information previously provided to the Compliance Officer, the following information must also be provided in the report submitted by the Access Person with respect to any account established in which ANY securities were held during the prior calendar quarter for the direct or indirect Beneficial Ownership interest of the Access Person (Attachment C-2):

                      i. The name of the broker, dealer or bank with whom the Access Person established the account;

                      ii.  The date the account was established; and

                      iii. Permitted Disclaimer.

            Any report submitted to comply with the requirements of this Section IV, may contain a statement that the report shall not be construed as an admission by the person making such report that such person has any direct or indirect Beneficial Ownership in the securities to which the report relates.

C.   QUARTERLY REVIEW

        At least quarterly, the Compliance Officer (or his or her designee) shall review and compare the confirmations and quarterly reports received with the written pre-clearance authorization provided. Such review shall include, as appropriate:

            1.  Whether the securities transaction complied with this Code;

            2. Whether the securities transaction was authorized in advance of its placement;

            3. Whether the securities transaction was executed before the expiration of any approval under the provisions of this Code;

            4. Whether any Advisory Client accounts owned the securities at the time of the securities transaction; and

            5. Whether any Advisory Client accounts purchased or sold the securities in the securities transaction within seven (7) days of the securities transaction.

D.   INITIAL AND ANNUAL DISCLOSURE OF PERSONAL HOLDINGS

        No later than 45 days after becoming a Access Person AND thereafter on an annual calendar year basis, each Access Person must submit a Personal Holdings of Securities report (Attachments D-1 and D-2, as applicable) with respect to each Covered Security, JB Fund and fund sub-advised by JBIM, other than securities exempted from this Code in accordance with Section III hereof, in which such Access Person had any direct or indirect beneficial ownership interest at such time. If not previously provided, the Access Person must provide or ensure that reports or duplicate copies of supporting documentation (E.G., brokerage statements or similar documents) of securities holdings required to be reported herein are provided to the Compliance Officer.

        In addition, the Access Person is required to provide the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities, including shares of any JB Funds or funds sub-advised by JBIM, are held for the direct or indirect benefit of the Access Person, including those otherwise excluded from the definition of Covered Security (Section III.A.).

E.1  CERTIFICATION OF COMPLIANCE

        Each Access Person is required to certify annually that he or she has read and understood this Code and acknowledges that he or she is subject to it. Further, each Access Person is required to certify annually that he or she has complied with all the requirements of the Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code. The form of Annual Certification and Questionnaire is attached to this Code as Attachment E-1.

E.2  CERTIFICATION OF COMPLIANCE FOR NON-INTERESTED TRUSTEES/DIRECTORS

        Non-Interested Trustees/Directors are required to certify annually that he or she has read and understood this Code and acknowledges that he or she is subject to it. The form of Annual Certification and Questionnaire is attached to this Code as Attachment E-2.

F.   REPORTS TO THE BOARDS OF TRUSTEES/DIRECTORS

1. ANNUAL REPORTS: The JB Fund Compliance Officer shall prepare an annual report for the Board of each JB Fund on behalf of JBIM and any sub-adviser. At a minimum, the report shall: (a) summarize the existing Code procedures concerning personal investing and any changes in the Code and its procedures made during the year; (b) describe any issues arising under the Code since the last report to the Board, including, but not limited to, information about material violations of the Code or the procedures, and sanctions imposed in response to the material violations; (c) certify to the Board that the JB Funds and JBIM have adopted procedures reasonably necessary to prevent Access Persons from violating the Code; and (d) identify any recommended material changes in existing restrictions or procedures.

2. QUARTERLY REPORTS: At each quarterly meeting of the JB Funds' Boards, JBIM, and any sub-adviser of a JB Fund shall report to the Boards concerning:

            a. Any transaction that appears to evidence a possible violation of this Code;

            b.  Apparent violations of the reporting requirements of this Code;

            c. Any securities transactions that occurred during the prior quarter that may have been inconsistent with the provisions of the codes of ethics adopted by a Fund's sub-adviser or principal underwriter; and

            d. Any significant remedial action taken in response to such violations described in paragraph c. above.

G.   MAINTENANCE OF REPORTS

        The Compliance Officer shall maintain such reports and such other records as are required by this Code.

V.   GENERAL POLICIES

A.   ANTI-FRAUD

        It shall be a violation of this Code for any Access Person or any affiliated person of JBIM in connection with the purchase or sale, directly or indirectly, by such person of a Covered Security which, within the most recent fifteen (15) days was held by an Advisory Client, or was considered by JBIM for purchase by the Advisory Client, to:

            1. employ any device, scheme or artifice to defraud an Advisory Client;

            2. make to an Advisory Client any untrue statement of a material fact or omit to state to an Advisory Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

            3. engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon an Advisory Client; or

            4. engage in any manipulative practice with respect to an Advisory Client.

B.   INVOLVEMENT IN CRIMINAL MATTERS OR INVESTMENT-RELATED CIVIL PROCEEDINGS

     Each Access Person must notify the Legal Department, as soon as reasonably practical, if he or she is arrested, arraigned, indicted or pleads no contest to any criminal offense (other than minor traffic violations) or if named as a defendant in any investment-related civil proceedings or any administrative or disciplinary action.

VI.  SANCTIONS

     Upon discovering that an Access Person has not complied with the requirements of this Code, the Compliance Officer shall submit findings to the Compliance Committee. The Compliance Committee may impose on that Access Person whatever sanctions the Compliance Committee deems appropriate, including, among other things, the unwinding of the transaction and the disgorgement of profits, a letter of censure, mandatory Code of Ethics training, monetary sanctions, suspension or termination of employment. Any significant sanction imposed shall be reported to the JB Funds' Boards in accordance with Section IV.F. above. Notwithstanding the foregoing, the Compliance Officer shall have discretion to determine, on a case-by-case basis, that no material violation shall be deemed to have occurred. The Compliance Officer may recommend that no action be taken, including waiving the requirement to disgorge profits under Section II.D. of this Code. A written memorandum of any such finding shall be filed with reports made pursuant to this Code.

VII.  RECORDKEEPING

     This Code shall be preserved with JBIM's records in the manner and to the extent required by Rule 17j-1 under the 1940 Act.

VIII. OTHER LAWS, RULE AND STATEMENTS OF POLICY

     Nothing contained in this Code shall be interpreted as relieving any Access Person from acting in accordance with the provisions of any applicable law, rule, or regulation or any other statement of policy or procedures governing the conduct of such person adopted by a JB Fund. No exception to a provision in the Code shall be granted where such exception would result in a violation of Rule 17j-1 under the 1940 Act.


DATE OF ADOPTION/AMENDMENTS

     The Board adopted this code on September 30, 2004 to be effective September 30, 2004 adopted amendments. These procedures shall be approved annually thereafter. All amendments to this Code shall be approved by the Board.